Exhibit 99(a)(1)(J)

From:                         @intellon.com [mailto:                         @intellon.com]

Sent: May 18, 2009

To: [EMAIL ADDRESS]

Subject: Intellon Option Exchange Program

As you know, on April 30, 2009, we commenced an offer to exchange outstanding options issued under our 2007 Equity Incentive Plan with an exercise price equal to or greater than $5.50 per share for either new stock options or new restricted stock units. You previously received certain written offering materials describing this stock option exchange program. As a result of comments we received from the U.S. Securities and Exchange Commission (the “SEC”) in connection with the SEC’s standard review of the offering materials, we have amended those offering materials, and today, we filed the amended offering materials with the SEC.

For your reference, I have attached copies of the amended offering materials, including Amendment No. 1 (“Amendment No. 1”) to the Offer to Exchange Outstanding Stock Options for New Stock Options or Restricted Stock Units (the “Offer to Exchange”), dated May 18, 2009, as well as amended forms of the letters of transmittal and notice of withdrawal. You may also access copies of the materials on the SEC’s website at www.sec.gov.

The principal changes to the offering materials are as follows:

•

We clarified some of the disclosures contained in the original offering materials. For example, we clarified that we will always notify you in writing if we extend, terminate or amend the stock option exchange program, and we clarified that a condition to the stock option exchange program cannot be triggered by our action or inaction. We also made it clear that, if we become aware that a condition to the stock option exchange program is triggered, we will promptly notify you whether or not we have decided to waive the condition. Please see Sections 6, 8 and 9 of Amendment No. 1.

•

We revised a condition in the original offering materials which required that, to be eligible to participate in the stock option exchange program, an individual must remain a director or employee on the replacement grant date, which we expect will be June 1, 2009, unless we extend the exchange offer. The amended offering materials now provide that, to be eligible to participate in the stock option exchange program, an individual must remain a director or employee on the date the stock option exchange program expires, which we expect will be May 29, 2009. Please see the amended letters of transmittal and Sections 1, 2, 4 and 5 of Amendment No. 1. If you have already signed the original letter of transmittal, please be advised that, notwithstanding the statement in the original letter of transmittal that an individual must remain an employee or director, as applicable, of Intellon or its subsidiaries on the replacement grant date, you must remain a director or employee on the date the stock option exchange program expires to be eligible to participate in the exchange offer.

•

We eliminated the statement in the original letters of transmittal and notice of withdrawal that you “understand” and agree to the terms and conditions of the stock option exchange program. We have replaced that language with a statement that you “acknowledge” and agree to the terms and conditions of the stock option exchange program. Please see the amended letters of transmittal and notice of withdrawal. If you have already signed the original letter of transmittal or notice of withdrawal, please be advised that, notwithstanding this statement that you “understand” the terms and conditions of the stock option exchange program, we will not deem your signature on the letter of transmittal or notice of withdrawal to mean that you waive our liability under the federal securities laws or otherwise.

•

We have incorporated by reference the information available in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which you can access on the SEC’s website at www.sec.gov. We have also supplemented the financial data contained in Section 9 of the Offer to Exchange with financial information for the three months ended March 31, 2009 and 2008. Please see Sections 3 and 7 of Amendment No. 1.

Please note that the material terms and timing of the stock option exchange program have not changed as a result of the SEC review and the changes described above. If you have already made your election, you do not need to do anything. We expect the stock option exchange program to end as planned at 5:00 p.m. Eastern time on May 29, 2009.

If you have any questions regarding the stock option exchange program or if you need additional copies of the offering materials, please contact Intellon Payroll/Stock Administration at stockadministrator@intellon.com or (352) 237-7416 ext. 1186.

Sincerely,

[NAME]